                                                                   Exhibit 10.20
                                                                   -------------

                           STOCK PURCHASE AGREEMENT


This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of April 22, 1998 by and between Borg-Warner Security Corporation, a Delaware corporation ("Seller"), and Mustang Holdings, Inc., a Kansas corporation ("Buyer").

Seller wishes to sell the Shares, as defined herein, to Buyer, and Buyer wishes to purchase such Shares from Seller, on the terms and subject to the conditions set forth in this Agreement.

Capitalized terms are generally defined in paragraph 8.

The parties agree as follows:

1.   BASIC TRANSACTION. On the terms and subject to the conditions set forth in
     -----------------
this Agreement:

     (a) SALE OF SHARES; ASSUMPTION OF CASUALTY CLAIMS. Seller agrees to sell, transfer and deliver to Buyer, and Buyer agrees to purchase, the Shares for the purchase price set forth in paragraph 1(b). Seller agrees to assume the liabilities and obligations of the Company for each Casualty Claim.

     (b) PURCHASE PRICE. Buyer agrees to deliver to Seller at Closing a note in the principal amount of $ 6.5 million substantially in the form of Exhibit A ("Buyer Note") and a note in the principal amount of $8.8 million substantially in the form of Exhibit B ("Convertible Note").

     (c) CLOSING BALANCE SHEET. Within 30 days after the Closing, Seller will deliver to Buyer (i) a balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") prepared in accordance with GAAP consistent with the accounting policies and practices used in connection with the preparation of the Financial Statements and reflecting the assumption by Seller at Closing of each Casualty Claim and (ii) a certificate setting forth Seller's calculation of Net Working Capital as of the Closing Date as determined from the Closing Balance Sheet. If the amount of Net Working Capital shown on such certificate is greater than $6,488,000, then the Buyer will deliver to Seller a note with substantially the same terms as the Convertible Note (with a ratable adjustment in the conversion ratio) in a principal amount equal to such excess within three business days after the date such certificate is delivered to Buyer. If the amount of Net Working Capital shown on such certificate is less than $6,488,000, then the principal amount of the Convertible Note shall be reduced by an amount equal to such deficiency. Any payment made pursuant to this paragraph shall be treated for all purposes as an adjustment to the consideration paid or received with respect to the Shares.

     (d) CLOSING. The closing of the transaction contemplated by this Agreement (the "Closing") will take place at the offices of Seller at 10:00 a.m. on the second business day following satisfaction or waiver of all conditions to the parties' obligations to consummate such transaction, or at such other date and time and in such other place as mutually agreed upon by Seller and Buyer (the "Closing

Date"). Subject to the provisions of paragraph 6, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this paragraph 1(d) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.   REPRESENTATIONS AND WARRANTIES OF SELLER. Except as set forth on the
     ----------------------------------------
Disclosure Schedule attached hereto (by reference to the applicable paragraph below), Seller represents and warrants to Buyer:

     (a) ORGANIZATION; GOOD STANDING; NO SUBSIDIARIES. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires it to be so qualified. The Company does not have any Subsidiaries. Seller has delivered to Buyer a complete copy of the Company's certificate of incorporation and by-laws and such certificate of incorporation and by-laws are in full force and effect as of the date hereof and as of the Closing.

     (b) AUTHORIZATION. Seller has corporate power and authority to enter into this Agreement and all other agreements, documents and instruments contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby and consummation of the transactions contemplated hereby and thereby have been approved by all necessary corporate action on the part of Seller.

     (c) ENFORCEABILITY. This Agreement constitutes, and each of the other agreements, documents and instruments contemplated hereby to be executed by Seller (when executed and delivered) will constitute, the legal, valid and binding agreement of Seller, enforceable in accordance with its terms.

     (d) NO CONTRAVENTION. Neither the execution and delivery of this Agreement and the other agreements, documents or instruments contemplated hereby, the performance by Seller of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby will directly or indirectly (with or without notice or lapse of time) (i) contravene, conflict with or result in a violation of any provision of Seller's or the Company's charter or bylaws, (ii) violate any law, statute, regulation, order, decree or other restriction of any government, governmental agency or court to which Seller or the Company or any of their respective assets is subject, (iii) result in the breach of, constitute a default under, accelerate or permit the acceleration of the performance required by, or create in any party the right to terminate any agreement, lease, license, instrument of indebtedness or other obligation to which the Company or any of its assets is subject or (iv) result in the creation of any Security Interest on any of the Company's assets. Neither Seller nor the Company needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated hereby.

     (e) CAPITALIZATION. The authorized capital stock of the Company consists of 100 shares of common stock, $.10 par value, all of which are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable and are owned by Seller. There are no outstanding or authorized options, warrants, purchase rights, conversion or exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no registration rights with respect to any shares of capital stock of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company. Seller owns beneficially and of record all of the Shares, free and clear of any Security Interest.

     (f) FINANCIAL STATEMENTS. Attached hereto as the "Financial Statements Schedule" is the unaudited balance sheet and statements of income and cash flow of the Company as of and for the year ended December 31, 1997 and the quarter ended March 31, 1998 (the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly in all material respects the financial condition and results of operation of the Company as of such date and for such periods, except that such Financial Statements lack footnotes and other presentation items.

     (g) ABSENCE OF CERTAIN DEVELOPMENTS. Since December 31, 1997, the Company has conducted its business in the ordinary and usual course, and there has not been (a) any Material Adverse Effect or any change or circumstance that is reasonably likely to have a Material Adverse Effect, (b) any transaction between the Company on the one hand and Seller or any of its Affiliates (other than the Company) on the other hand, other than intercompany loans and advances, (c) any acquisition or disposition of businesses or assets, other than in the ordinary course of business or as contemplated by this Agreement, (d) any creation, incurrence, assumption or guarantee of any indebtedness for borrowed money or capitalized lease obligations or (e) the incurrence of any material obligation by the Company, other than in the ordinary course of business.

     (h) TRANSACTIONS WITH AFFILIATES. Except with respect to the provision of security services to the Company in the ordinary course of business, neither Seller nor any of its Affiliates:

          (i) is a party to any contract, lease, agreement, arrangement or commitment with the Company;

          (ii) owes any material amount to, or is owed a material amount by, the Company; or

          (iii) has any interest in any property or right used in the conduct of the Company's business.

     (i) REAL PROPERTY. The Company has good and marketable title in fee simple to all real properties owned by it, free and clear of any Security Interest, and valid and enforceable leaseholds in all real estate leased by it. The Disclosure Schedule lists the street address of each parcel of real property owned or leased by the Company and, in the case of leased property, identifies the lease term and base rent for each such parcel.

     (j) TANGIBLE ASSETS. The Company has good title to, or a valid leasehold interest in, the tangible assets it uses regularly in the conduct of its business, free and clear of all Security Interests. The Company's assets are in operating condition sufficient for operation of the Company's business. The Disclosure Schedule lists the identifying and serial number of vehicles leased by the Company.

     (k) ACCOUNTS RECEIVABLE. At the Closing, the Company will have good title to all of its accounts receivable free and clear of any Security Interests. All of the accounts receivable of the Company reflected on the Closing Balance Sheet will be valid and enforceable claims against customers for services rendered in the ordinary course of the Company's business and will be collectible in full within 180 days after the Closing Date, subject to no defenses, offsets or counterclaims, except to the extent of the bad debt reserve reflected on the Closing Balance Sheet.

     (l) INTELLECTUAL PROPERTY. The Disclosure Schedule lists all patents and registered trademarks, service marks and trade names or rights for the foregoing used in the conduct of the Company's business and identifies each such proprietary right that any third party owns and that the Company uses pursuant to license or agreement. The transactions contemplated by this Agreement will have no adverse effect on any of the proprietary rights so listed. The conduct of the Company's business has not infringed any proprietary rights of any other person.

     (m) CONTRACTS. The Disclosure Schedule lists all the contracts of the following types to which the Company is a party or to which any of its properties or assets are bound: (i) any collective bargaining agreement; (ii any indenture, credit agreement, loan agreement, note, mortgage, security agreement, loan commitment or other contract relating to the borrowing of funds or an extension of credit to the Company; (ii any contract providing for a partnership or joint venture of which the Company is a partner or joint venturer; (iv any guarantee in respect of indebtedness of any Person; (v) any employment, severance or consulting contract; (vi any technology license agreement (other than licenses implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which any Company is the licensee); (vi any agreement that contains a change of control provision or provisions of similar effect relating to the Company; (vi any agreement that involves more than $25,000 (other than service agreements with customers that were not among the 25 customers from whom the Company derived the most revenue during 1997) that is not terminable without penalty or payment on 30 days' or less notice; or (ix any agreement that contains any restriction on the Company's ability to compete with any other business. Each such contract is in full force and effect, and there is no breach or default by the Company with respect to each such contract. The Company has not received from any customer listed on the Disclosure Schedule any notice that such customer intends to discontinue or substantially curtail purchasing services from the Company.

     (n) COMPLIANCE WITH LAW. The Company is not in violation of any Law or any judgment, award, rule, regulation, order, decree or writ. The Company holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business.

     (o)  EMPLOYEE MATTERS AND BENEFIT PLANS.

          (i) There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency. There is no pending labor strike, dispute, grievance, request for representation, slowdown or stoppage.

          (ii) The Disclosure Schedule lists all Benefit Plans that the Company maintains or to which the Company contributes for the benefit of any current or former employee. The Benefit Plans comply in form and in operation with all requirements of law, including ERISA and the Code. No liability to the Pension Benefit Guaranty Corporation, Internal Revenue Service or United States Department of Labor exists or is expected to be incurred with respect to any Benefit Plan. The Company does not contribute and is not required to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA). The Company has not completely or partially withdrawn from any multiemployer plan so as to result in any liability under Section 4201 of ERISA.

          (iii) There are no actions, suits or claims pending or, to Seller's Knowledge, threatened with respect to any Benefit Plan. There has been no reportable event (within the meaning of Section 4043 of ERISA) or any event or condition that represents a risk of termination of any Employee Pension Benefit Plan by the Pension Benefit Guaranty Corporation under circumstances that could reasonably result in a liability.

          (iv) The Company is not party to any (A) severance agreement, or any policy, program or guidelines obligating it to pay severance benefits, (B) employment contract or consulting agreement obligating it to pay benefits to individuals covered under such contract or agreement or (c) agreement, understanding or policy obligating it to pay any amount or provided benefits to any former employee. The transactions contemplated by this Agreement will not create or result in any liability of the Company for severance, bonus or other compensation.

     (p)  TAXES.

          (i) All federal, state and local tax returns of the Company that are required to be filed have been duly filed, all such tax returns are true and correct and all amounts required to be paid with respect to such returns have been paid. All deficiencies asserted or assessments made as a result of any examinations of such tax returns have been paid in full, and no issues that have been raised in connection with any such examinations are currently pending.

          (ii) There are not now in force any waivers or agreements by the Company for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the Internal Revenue Service or any other taxing authority.

          (iii) The federal income tax returns of the Company (including where appropriate consolidated returns of affiliated groups which include the Company) for the taxable periods ending December 31, 1993 and prior thereto have either been examined by the Internal Revenue Service or the applicable statute of limitations for the assessment of deficiencies with respect thereto has expired.

          (iv) The Company is not required to file any tax returns or to pay any Taxes in foreign countries. Seller is not a "foreign person" as that term is defined in Section 1445(f)(3) of the Code.

          (v) The Company's tax basis in its tangible assets is not less than the amount of tangible assets shown on the Financial Statements.

     (q)  ENVIRONMENTAL MATTERS.

          (i) The Company's operations have been and are in compliance with all applicable Environmental Laws. There are no actions, suits, investigations or claims pending or, to Seller's Knowledge, threatened against the Company alleging the violation of or seeking to impose liability pursuant to any Environmental Law. There are no facts or circumstances that will result in the Company incurring liabilities arising under any Environmental Law.

          (ii) There has been no past or present spill, discharge, disposal or release of Hazardous Substances onto or from any facility owned, leased, operated or used by the Company (a "Facility"), nor are any Hazardous Substances presently deposited stored, or otherwise located on, under, in or about any Facility (except in compliance with applicable laws), nor have any Hazardous Substances migrated from any Facility upon or beneath other properties.

          (iii) The Company has not received any notice or other communication concerning any alleged violation of any applicable Environmental Law that has not been corrected to the satisfaction of the appropriate authority.

          (iv) The Company has not received any requests for information under 42 U.S.C. Section 9604(e) relating to any "Superfund" site, or any similar requests under authority of state law, and Company has not otherwise been identified as a "potentially responsible party" at any federal or state Superfund site.

          (v) There are no underground storage tanks for petroleum or any other substance, or underground piping or conduits associated with such tanks, located on any Facility.

          (vi) There are no Hazardous Substances installed, contained in the building material, contained in the transformers or other electrical equipment, or otherwise present on any Facility.

          (vii) Buyer has been provided with all environmental audits or assessments or occupational health studies undertaken by or on behalf of the Company or, to Seller's Knowledge, governmental agencies with respect to each Facility.

     (r) LITIGATION. There are no lawsuits, arbitration proceedings, regulatory proceedings, actions, investigations or other litigation pending or, to Seller's Knowledge, threatened against the Company or relating to its assets. Neither the Company nor any of its assets is subject to any judgment, decree, injunction or other order of any Governmental Authority.

     (s) INSURANCE. The Disclosure Schedule sets forth a correct and complete list of all fire, theft, casualty, general liability, workers' compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Company, specifying the type of coverage, the amount of coverage, the insurer and the expiration date of each such policy (the "Insurance Policies"), each of which is in full force and effect.

     (t) BANKING FACILITIES. The Disclosure Schedule sets forth a correct and complete list of each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility.

     (u) SOFTWARE. The Disclosure Schedule sets forth a correct and complete list and summary description of all computer software programs and information systems used by the Company (other than commonly available software programs under which the Company is licensee) ("Software") and identifies Software that is owned by the Company or licensed by the Company from third parties. The Company is not in violation of any license, sublicense or agreement with respect to the Software. All actions and modifications necessary for the continued effective use of the Software after December 31, 1999 have been taken or made.

     (v) BROKERS. Neither Buyer, any Affiliate of Buyer, nor the Company has or shall have any liability for any brokerage or finder's fee or other commission of any Person retained by Seller, the Company or any Affiliate of either of them in connection with any of the transactions contemplated by this Agreement.

     (w) PURCHASE FOR INVESTMENT. The Buyer Note and Convertible Note are being acquired by Seller solely for its own account, with no view to any distribution thereof in violation of the Securities Act or the applicable securities laws of any state. Seller understands that the Buyer Note and Convertible Note have not been registered under the Securities Act or the securities laws of any state and may not be sold or otherwise transferred unless they are registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available. Seller acknowledges that, in connection with its acquisition of the Buyer Note and Convertible Note, it has been given the opportunity to make inquiries of officers of Buyer and to obtain such additional information from Buyer as Seller deemed relevant to its investment decision.

3.   REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to
     ---------------------------------------
Seller:

     (a) ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Buyer has delivered to Seller a complete copy of its certificate of incorporation and by-laws, and such certificate of incorporation and by-laws are in full force and effect as of the date hereof and the Closing Date.

     (b) AUTHORIZATION. Buyer has corporate power and authority to enter into this Agreement and the other agreements, documents and instruments contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Buyer has taken all necessary corporate action to authorize and approve the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation of the transactions contemplated hereby and thereby.

     (c) ENFORCEABILITY. This Agreement constitutes, and each of the other agreements, documents and instruments contemplated hereby to be executed by Buyer (when executed and delivered) will constitute, the legal, valid and binding agreement of Buyer enforceable in accordance with its terms.

     (d) NO CONTRAVENTION. Neither the execution and delivery of this Agreement and the other agreements, documents or instruments contemplated hereby, the performance by Buyer of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby will directly or indirectly (with or without notice or lapse of time) (i) contravene, conflict with or result in a violation of any provision of Buyer's charter or bylaws,
(ii) violate any law, statute, regulation, order, decree or other restriction of any government, governmental agency or court to which Buyer or any of its assets is subject, (iii) result in the breach of, constitute a default under, accelerate or permit the acceleration of the performance required by, or create in any party the right to terminate any agreement, lease, license, instrument of indebtedness or other obligation to which Buyer or any of its assets is subject or (iv) result in the creation of any Security Interest on any of Buyer's assets. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated hereby.

     (e) CAPITALIZATION. The authorized capital stock of Buyer consists of 10 million shares of Common Stock, par value $1 per share, 10 shares of which are issued and outstanding. All of the issued and outstanding shares of Buyer's capital stock have been duly authorized, are validly issued, fully paid and nonassessable. At or prior to Closing, Buyer will deliver to Seller an accurate and complete list of persons that own beneficially or of record shares of Buyer's capital stock. There are no outstanding or authorized options, warrants, purchase rights, conversion or exchange rights or other contracts or commitments that could require Buyer to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to Buyer. There are no registration rights with respect to any shares of Buyer's capital stock. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of Buyer's capital stock, except for a shareholder agreement that Buyer delivered to Seller at or prior to Closing.

     (f) PURCHASE FOR INVESTMENT. The Shares are being acquired by Buyer solely for its own account, with no view to any distribution thereof in violation of the Securities Act or the applicable securities laws of any state. Buyer understands that the Shares have not been registered under the Securities Act or the securities laws of any state and may not be sold or otherwise transferred unless they are registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available. Buyer acknowledges that, in connection with its purchase of the Shares, it has been given the opportunity to make inquiries of officers of the Company and to obtain such additional information from the Company as Buyer deemed relevant to its investment decision.

     (g) BROKERS. Neither Seller, the Company nor any Affiliate of Seller has or shall have any liability for any brokerage or finder's fee or other commission of any Person retained by Buyer or any Affiliate of Buyer in connection with any of the transactions contemplated by this Agreement.

4.   COVENANTS.
     ---------

     (a) GENERAL. Each of Buyer and Seller will use its best efforts to take all action and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement.

     (b) NOTICES AND CONSENTS. Seller will cause the Company to give any notices to third parties, and the Company will use commercially reasonable efforts to obtain any third party consent that Buyer may reasonably request in connection with matters disclosed or required to be disclosed on the Disclosure Schedule. Buyer and Seller will promptly obtain all governmental consents and authorizations and promptly will make all filings with and give all notices to governmental agencies necessary or reasonably required to effect the transactions contemplated by this Agreement.

     (c) OPERATION OF BUSINESS. Seller will cause the Company to: operate its business in the ordinary course in accordance with all laws, rules and regulations applicable to the Company; collect all its accounts receivable in the ordinary course using the collection procedures customarily used by it in past practice; keep its business and properties intact; not sell or otherwise dispose of any assets or properties of the Company except through the use of supplies in the ordinary course of business; take all such actions and forebear from taking such actions as may be necessary in order that the representations and warranties contained herein shall continue to be true and accurate at all times between the date hereof and the Closing, except to the extent that any changes shall occur as a result of the conduct of business in the ordinary course.

     (d) ACCESS. The Company will give Buyer and its counsel, accountants and other representatives full access to all of its properties, books, tax returns, contracts, commitments and records relating to its business; and will furnish to Buyer all such financial, operating and other data, documents and information with respect to its affairs as Buyer may reasonably request.

     (e) NOTICE OF DEVELOPMENTS. Prior to Closing, Seller will promptly notify Buyer of the occurrence of any event that would reasonably be expected to have a Material Adverse Effect. From the date of this Agreement until Closing, Seller may deliver to Buyer written modification to the Disclosure Schedule to reflect events or changes after the date of this Agreement, provided that delivery of any such modification shall not affect Buyer's rights pursuant to the provisions of paragraph 5(a)(v).

     (f) EXCLUSIVITY. Seller will not (and will not cause the Company to) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any (A) liquidation, dissolution or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets or
(D) similar transaction or business combination involving the Company; provided that Seller, the Company and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

     (g) DIRECTOR AND OFFICER RESIGNATIONS. Seller will cause the Company's President and each of the directors and officers of the Company who will be officers, directors or employees of Seller or any of its Affiliates after Closing to submit their written resignation effective as of the Closing Date.

     (h) TAX MATTERS.

           (i) Seller will include the Company on Seller's consolidated federal income tax returns for the period through and including the Closing Date. The Company will furnish Tax information to Seller for inclusion in Seller's federal consolidated income tax return for the period that includes the Closing Date in accordance with the Company's past custom and practice. The Company's income will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the Closing Date, except that exemptions, allowances, deductions, property taxes or other items that are calculated on an annual basis shall be apportioned on a per diem basis.

          (ii) Seller shall be liable for and indemnify Buyer for all Taxes (including any obligation to contribute to the payment of a tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company) (i) imposed on Seller's Group (other than the Company) for any taxable year, or (ii) imposed on the Company or for which the Company may otherwise be liable for any pre-Closing period and any deemed short taxable year ending on and including the Closing Date. Seller shall be entitled to any refund of Taxes of the Company received for such periods. Buyer shall be liable for and shall indemnify Seller for any Taxes of the Company for any taxable year or period (including any deemed short taxable year) that begins after the Closing Date.

          (iii) Buyer agrees to give to Seller prompt written notice of any claim, demand, action, suit, proceeding, audit or assessment (a "Tax Claim") raised, brought, threatened, made or commenced against the Company that relates to any matter to which the foregoing indemnity by Seller may apply and agrees further not to make any admission or effect any settlement with respect to any such Tax Claim without the prior written consent of Seller (which consent shall not be unreasonably withheld). Each party shall cooperate with the other in connection with any Tax investigation, audit or other proceeding.

          (iv) If any Tax Claim shall be made or commenced against Buyer or the Company in respect of any liability, obligation or claim to which the foregoing indemnity by Seller relates, Seller shall have the right, at its own expense, to undertake the defense of such Tax Claim by written notice given to Buyer at any time before the final determination thereof, and if Seller does undertake the defense of such Tax Claim, Seller shall have the authority to litigate, settle or compromise such Tax Claim; provided, however, that in the case of any Tax Claim relating to any deemed short taxable year ending on and including the Closing Date, or beginning after the Closing Date, Seller's rights herein shall be limited to that portion of the Tax Claim to which Seller's indemnification liability relates. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Claim that would adversely affect the liability for Taxes of Buyer or the Company for any taxable year or period ending after the Closing Date (including any deemed short taxable year beginning after the Closing Date) to any extent (including the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer. Such consent shall not be unreasonably withheld and shall not be necessary to the extent that Seller has indemnified Buyer against the effects of any such settlement.

          (v) Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Seller or any member of Seller's Group and the Company is terminated as of the Closing Date, and will have no further effect for any taxable year.

          (vi) Seller will join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) with respect to the purchase and sale of the Shares.

     (i) ALLOCATION OF PURCHASE PRICE. The purchase price for the Shares and the liabilities of the Company will be allocated to the Company's assets for all purposes (including tax and financial accounting purposes) in a manner consistent with the fair market values therefor agreed upon by Buyer and Seller after good faith discussions. Buyer, Seller and the Company will file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

     (j) INSURANCE. The Seller and Company will maintain insurance policies on the Company's properties and business consistent with past practice until the Closing Date, except as such policies may be acquired, canceled, amended or otherwise modified in the ordinary course of business.

     (k) INTERCOMPANY ACCOUNTS; MANAGEMENT AGREEMENTS. All intercompany indebtedness between the Company, on the one hand, and Seller or any of its Affiliate (not including the Company), on the other hand, shall be settled in full on or prior to the Closing Date and any balance contributed to the equity of the Company. Effective as of the Closing, all management, services or advisory agreements between Seller and any of its Affiliates, on the one hand, and the Company, on the other hand, shall be terminated, except as otherwise provided in paragraph 4(o).

     (l) RETENTION OF CORPORATE RECORDS. Buyer shall cause the Company to retain the books, records and accounts of the Company for a period of not less than six years from the Closing Date. Seller and its Affiliates shall have reasonable access to, and the right to obtain copies of, such books, records and accounts at all reasonable times.

     (m) COOPERATION IN GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of documents and instruments) as any other party may request.

     (n) PRESS RELEASES. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of the other party; provided that any party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities, in which case the disclosing party shall advise the other party prior to making the disclosure.

     (o)  EMPLOYEE BENEFIT MATTERS.

          (i) Buyer, the Company and Seller shall each promptly and reasonably cooperate in good faith with each other to ensure that their respective obligations with respect to employee benefit plans are timely and properly satisfied, including sharing information regarding employees and coordinating communications with employees.

          (ii) Seller hereby notifies buyer of the existence of the collective bargaining agreements listed in section 2(m) of the Disclosure Schedule. To the extent required by law, Buyer shall assume such agreements as part of the transactions contemplated by this Agreement. Seller will notify the collective bargaining agents of the transactions contemplated hereby within two business days of the execution and delivery of this Agreement, and will provide such agents with Buyer's name and address and the provisions reflecting Buyer's assumption, to the extent required by law, of such agreements. Seller will cooperate with Buyer in establishing meetings with such agents.

          (iii) (A) Effective upon Closing, without objection from the collective bargaining units including the Company's employees ("CBUs"), the Company will have established a new pension plan for its employees covered by collective bargaining agreements ("CBA Employees"), providing "future service only" benefits on a basis substantially similar to those provided under the Seller Plan. All benefits accrued by employees and former employees of the Company before the Closing Date will remain the responsibility of the Seller Plan. Seller and Buyer will use all reasonable efforts to obtain the consent of the CBUs to the plan contemplated by this subparagraph (A).

          (B) If one or more CBUs object to the Company's establishment of a new plan as described in paragraph 4(o)(iii)(A), the Company will establish such a new plan to cover only present and future employees of the Company who are not participants in the Seller Plan as of the Closing Date (a "New Employee Plan"). Seller will cause the Seller Plan to continue to accrue and provide benefits to CBA Employees who are participants in the Seller Plan as of the Closing Date and to recognize service to the Company after the Closing Date for all purposes until the earlier of (i) the CBA Employee's termination of employment with the Company, (ii) the CBA Employee is no longer eligible to participate in the Seller Plan or (iii) the expiration of the collective bargaining agreements listed on section 2(m) of the Disclosure Schedule relating to such CBA Employee (the "Expiration Date"). The Company will not become an adopting employer under the Seller Plan. Seller will not terminate or modify (other than as required by law) the Seller Plan with respect to CBA Employees prior to the Expiration Date.

          (C) If one or more CBUs object to the treatment described in paragraph 4(o)(iii)(B), the Seller will cause the Seller Plan to accrue service and provide benefits to CBA Employees and future employees of the Company who are members of the CBU and are eligible to participate in the Seller Plan and to recognize service to the Company after the Closing Date for all purposes until the earlier of (i) the termination of such employees employment with the Company, (ii) the ineligibility of such employee to participate in the Seller Plan or (iii) the Expiration Date. The Company will not become an adopting employer under the Seller Plan. Seller will not terminate the Seller Plan with respect to such employees prior to the Expiration Date.

          (D) All contributions required under the Seller Plan in the event that paragraph 4(o)(iii)(B) or (C) is applicable will be paid by the Seller. The Company will reimburse Seller annually for actuarially-determined costs of benefits accrued during such year for Company participants under the Seller Plan for periods after the Closing Date. In the case of (B) or (C) above, the Company will notify Seller from time to time of the employment status, or termination of employment, of its employees covered under the Seller Plan. The parties intend that the Company not be treated as an employer under a multiple employer pension plan or any other pension plan. To the extent that the Company is treated for any purpose as an adopting employer under the Seller Plan, then to the extent of any Loss incurred by the Company for such liability, Seller will indemnify the Company for any Loss from the operation, administration or termination of the Seller Plan, unless such Loss results from the Company's action or failure to act after the Closing Date.

     (p) FINANCING. As of the Closing Date, Buyer will have at least $2 million in common equity capital.

     (q) NONDISCLOSURE. After the Closing, except as required by Law or court order, Seller shall not disclose, or use directly or indirectly, to or for the benefit of any person or entity other than the

Company, and Seller will use all reasonable efforts to prevent any affiliate from disclosing, any confidential or proprietary information, data or materials of or related to the Company.

     (r) NONCOMPETITION. For a period of five years from and after the Closing Date, Seller will not (a) engage directly or indirectly in any business that the Company conducts as of the Closing Date, except that Seller may (i) own not more than five percent of the outstanding stock of any publicly-traded corporation,
(ii) retain its interest in Loomis, Fargo & Co., and (iii) own and operate for a period not more than 12 months a business that derives less than 25 percent of its revenues from activities in competition with the business that the Company conducts as of the Closing Date other than any business owned or operated by Seller or any of its Affiliates (other than the Company) as of the Closing Date or for which Seller or any of its Affiliates (other than the Company) has entered into a definitive agreement to acquire as of the Closing Date or (b) solicit any employee of the Company to terminate such employment.

     (s) ACCOUNTS RECEIVABLE. After the Closing the Company will pursue the collection of accounts receivable existing at the Closing ("Closing Receivables") generally in the same manner and at the same level of diligence as the Company shall pursue the collection of its other accounts receivable. Not later than 200 days after the Closing Date, Buyer shall give notice, certified by its chief financial officer, to Seller setting forth the collection of Closing Receivables through the 180th day after Closing and Buyer's calculation of the excess, if any, of the uncollected Closing Receivables over the bad debt reserve reflected on the Closing Balance Sheet. Seller shall have 30 days following the date of such notice to object to such calculation. If Seller fails to deliver such notice of objection within such period, Seller shall be conclusively presumed to agree to the calculation delivered by Buyer. If Seller delivers such notice of objection, Buyer and Seller shall negotiate in good faith to resolve any dispute and if they are unable to resolve such dispute within 20 days after Seller's notice of objection, the dispute shall be settled by submitting such dispute to an accounting firm of national standing. The decision of such firm shall be final and binding on the parties. The expenses of such firm will be borne by the non-prevailing party. Any such excess will be satisfied through an offset by Buyer against the principal amount of the Convertible Note.

     (t) SUFFICIENCY OF OPERATIONS. If the sum of (i) EBITDA less (ii) not more than $3 million of Capital Expenditures for the 12-month period ending each March 31 (or such shorter period ending March 31, 1999) prior to April 30, 2000 ("Adjusted EBITDA") is less than Interest Expense for such 12 month (or shorter) period, then within five business days after the anniversary date of Closing, Seller shall pay Buyer an amount not to exceed the lesser of (i) the difference between Adjusted EBITDA and Interest Expense or (ii) the cash amount, if any, actually paid as interest to the holder(s) of the Convertible Note in the 30 days up to and including the date Seller is obligated to make payment hereunder. Prior to April 30 of each year, Buyer shall deliver to Seller a certificate setting forth in reasonable detail Buyer's calculation of EBITDA, Capital Expenditures, Interest Expense and the calculation of any payment due hereunder.

5.   CONDITIONS TO CLOSING.
     ---------------------

     (a) CONDITIONS TO BUYER'S OBLIGATION. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the following conditions precedent (any of which may be waived by Buyer, in whole or in part):

          (i) All of Seller's representations and warranties in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date.

          (ii) Seller shall have performed in all material respects all of the covenants and agreements contained in this Agreement to be performed by it before or at Closing.

          (iii) No action or proceeding before any court or governmental body will be pending or threatened wherein an order, decree or judgment would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded.

          (iv) Seller shall have received from its lenders the consents and approvals required to consummate the transactions contemplated in this Agreement, to release any pledge of the Shares and to release any guarantees by the Company of Seller's indebtedness. Seller shall have tendered transfer of the Shares free and clear of any Security Interest.

          (v) Any modifications to the Disclosure Schedule delivered by Seller in accordance with paragraph 4(e) shall not reflect any Material Adverse Effect.

          (vi) Buyer shall have obtained on terms and conditions reasonably satisfactory to it financing for $10 million of working capital, of which at least $2 million shall be common equity capital; provided that this condition will be deemed satisfied as of May 11, 1998.

          (vi)   Seller shall have delivered to Buyer the following documents:

                 (1) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

                 (2) a certificate executed by an officer of Seller certifying that each of Seller's representations and warranties in this Agreement are true and correct as of the Closing Date (giving full effect to any supplement to the Disclosure Schedule delivered by Seller prior to the Closing Date in accordance with paragraph 4(e) hereof);

                 (3) an assumption agreement dated the Closing Date in form and substance reasonably acceptable to Buyer and Seller providing for the assumption by Seller of the Casualty Claims;

                 (4) an assignment and coexistence agreement relating to certain trademarks dated the Closing Date substantially in the form of Exhibit C; and

                 (5) a transition services agreement relating to assistance in the administration of certain Company medical insurance plans.

     (b) CONDITIONS TO SELLER'S OBLIGATION. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions precedent (any of which may be waived by Seller, in whole or in part):

          (i) All of Buyer's representations and warranties in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date.

          (ii) Buyer shall have performed in all material respects all of the covenants and agreements contained in this Agreement to be performed by it before or at Closing.

          (ii) No action or proceeding before any court or governmental body will be pending or threatened wherein an order, decree or judgment would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded.

          (iv) Buyer shall have delivered to Seller (or subject to the satisfaction of the conditions set forth in paragraph 5(a) tendered delivery thereof) the Buyer Note and Convertible Note.

          (v) Buyer shall have delivered to Seller a certified copy of the resolutions of the board of directors of the Buyer, authorizing the execution, delivery and performance of this Agreement and all documents to be executed and payments to be delivered to Seller at Closing.

          (vi) Buyer shall have delivered to Seller evidence in such form reasonably satisfactory to Seller that Buyer has at least $10 million in working capital, of which at least $2 million shall be common equity capital, all of which has been funded at or before the Closing or supported by financial institutions reasonably acceptable to Seller.

6.   TERMINATION. This Agreement may be terminated at any time prior to Closing
     -----------
as follows:

     (a)  by mutual consent of Seller and Buyer;

     (b) by Buyer or Seller (A) in the event the other party has breached in any material respect any representation, warranty or covenant contained herein, the non-breaching party has notified the other of such breach and the breach has continued without cure for a period of 30 days after notice of breach or (B) if the Closing shall not have occurred on or before May 30, 1998 by reason of the failure of any condition precedent under paragraph 6 hereof (unless the failure results primarily from such party itself breaching any representation, warranty or covenant contained herein);

If this Agreement is terminated, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, other than any liability of any party then in breach, except that if Seller terminates this Agreement for any reason other than breach by Buyer, Seller shall pay to Buyer a fee of $300,000.

7.   INDEMNIFICATION.
     ---------------

     (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS. All representations and warranties set forth in this Agreement will survive the Closing (and any investigation by Buyer) and continue in full force and effect for a period of three years thereafter; provided, however, that the representations and warranties contained in paragraph 2(e) will survive the Closing and continue in full force and effect forever, the representations and warranties contained in paragraph 2(p) will survive the Closing and continue in full force and effect until the applicable statute of limitations shall have run and the representations and warranties contained in paragraph 2(q) will survive the Closing and continue in full force and effect for a period of five years thereafter. Such representations and warranties shall thereafter expire, in each case except with respect to breaches and violations specified in a written claim for indemnification under this paragraph 7 prior to such expiration date. All covenants set forth in this Agreement will survive the Closing and continue in full force and effect until the applicable statute of limitations shall have run.

     (b) CASUALTY CLAIM AND ASSUMED LIABILITY INDEMNIFICATION. Seller agrees to indemnify and hold Buyer harmless from and against, and to defend against any Loss resulting from, relating to or caused by any Casualty Claim or Assumed Liability.

     (c) ENVIRONMENTAL INDEMNIFICATION. Subject to the provisions of paragraph 7(g) and to the extent such representations and warranties survive as set forth in paragraph 7(a), Seller agrees to indemnify and hold Buyer harmless from and against, and to defend against any Loss resulting from, relating to or caused by
(i) any breach of any representation or warranty contained in paragraph 2(q) other than representations or warranties relating to any underground storage tank (as defined in 42 U.S.C. Section 6991 et seq.) ("UST") and (ii) any investigation, monitoring, remediation or other clean up of Hazardous Substances released on or before the Closing from any UST located on any parcel of property owned, leased or used by the Company or under the ownership, operation or control of the Company or the removal, improvement, replacement or repair of any such UST; provided, however, that Seller shall have no obligation to make any payment pursuant to this paragraph 7(c) with respect to any individual UST unless and until the aggregate amount of all Losses relating to such UST exceeds $50,000 and then only for the amount of such excess. Any investigation, monitoring, remediation, clean up, removal, improvement, replacement or repair undertaken pursuant to this paragraph shall be performed in a reasonable and cost-effective manner, taking into account the current use of the site, and shall be limited to those actions reasonably necessary to comply with those federal and state requirements relating to USTs and, as applicable, to obtain a "no further action" letter from the Governmental Authority having jurisdiction over a UST or other reasonably satisfactory proof of closure of a UST under or pursuant to Environmental Laws. Buyer agrees to (and after the Closing to cause the Company to) use reasonable efforts to perform any investigatory, remedial or other actions in a manner that will permit Buyer or the Company to recover the maximum available funds under any applicable state UST funds and any applicable insurance policies and apply for any reimbursements or payments from such funds or policies on a timely basis.

     (d) GENERAL INDEMNIFICATION BY SELLER. Subject to the provisions of paragraph 7(g), Seller agrees to indemnify and hold Buyer (and after the Closing the Company) harmless from and against, and to defend against, any Loss resulting from, relating to or caused by (i) the breach of any representation or warranty contained in paragraph 2 to the extent such representation and warranty survives as set forth in paragraph (a) above (except for paragraph 2(k), which will be governed exclusively by paragraph 4(s), paragraph 2(p), which will be governed exclusively by the provisions thereof and paragraph 2(q), which will be governed exclusively by paragraph 7(c)), (ii) any Indemnified Liability, (iii) the breach of any covenant or agreement of Seller contained herein, or (iv) any claim or cost incurred with respect to any obligations to pay any broker's or finder's fee or any other fee or commission incurred by Seller or any of its Affiliates.

     (e) GENERAL INDEMNIFICATION BY BUYER. Subject to the provisions of paragraph 7(g), Buyer agrees to indemnify and hold Seller and each of its Affiliates (excluding after the Closing the Company) harmless from and against, and to defend against, any Loss resulting from, relating to or caused by (i) the breach of any representation or warranty contained in paragraph 3 to the extent such representation and warranty survives as set forth in paragraph (a) above,
(ii) the breach of any covenant or agreement of Buyer contained herein, (iii) any claim or cost incurred with respect to any obligations to pay any broker's or finder's fee or any other fee or commission incurred by Buyer or any of its Affiliates; or (iv) any claim made arising out of acts or omissions by the Company after the Closing.

     (f) EXCLUSIVE REMEDY. In the absence of fraud that has a Material Adverse Effect and notwithstanding any Law to the contrary and any rights that would otherwise be available thereunder, the indemnification provisions of this Agreement set forth the sole and exclusive remedy of Buyer and each of its Affiliates (including the Company) following the Closing against Seller and its Affiliates, and of Seller and each of its Affiliates following the Closing against Buyer and its Affiliates, with respect to any claim for relief based upon, arising out of or otherwise in respect of this Agreement and the transactions contemplated hereby.

     (g)  LIMITATION OF LIABILITY.

          (i) No Person shall be liable under this paragraph 7 for (A) any Loss that is contingent, unless and until such Loss becomes an actual liability and is due and payable; provided, however, that this paragraph 7(g)(A) shall not operate to avoid a claim for indemnification with respect to which timely notice is given where the Loss is contingent at the time such claim is made; (B) any Loss if and to the extent a reserve or provision for such Loss was included on the Closing Balance Sheet; (C) any Loss if and to the extent such Loss would not have occurred but for any voluntary act or omission after the date hereof by Buyer or after Closing by any Affiliate of Buyer (including the Company);

(D) any Loss if and to the extent covered by a policy of insurance covering the Company and payment is due under such policy by the insurer or would have been due had the insurance policies coverage amounts maintained by the Company prior to the Closing been maintained by the Company after the Closing; (E) any Loss if and to the extent the Person seeking indemnification has already recovered such Loss pursuant to this Agreement or from any third party; or (F) any punitive, special, indirect, incidental or consequential damages or lost profits payable to Buyer.

          (ii) The liability of Seller under paragraph 7(c)(i), 7(d)(i) and 7(d)(ii) shall be further limited in that Seller shall have no liability under such paragraphs unless and until the aggregate amount of all Losses arising out of the matters set forth in such paragraphs in the aggregate exceed $200,000 and then only for the amount of such excess. Seller's liability for Losses under paragraph 7(d)(i) shall not exceed an aggregate of $4 million. Seller liability for Losses under paragraph 7(c) shall not exceed an aggregate of $10 million.

     (h)  DEFENSE AND PAYMENT OF CLAIMS.

          (i) If any third party shall notify any party under this Agreement (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other party (the "Indemnifying Party") under this paragraph 7, then the Indemnified Party will give reasonably prompt notice to the Indemnifying Party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party is prejudiced. Such notice will describe the claim in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained as a result of such third party claim. The Indemnifying Party has the right to participate in, or by giving notice to the Indemnified Party, to assume and control the defense of such claim at such Indemnifying Party's own expense. If the Indemnifying Party does not assume the defense of such claim or shall not diligently defend such claim so assumed, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate at the Indemnifying Party's expense and the Indemnifying Party will reimburse the Indemnified Party periodically for the reasonable costs of defending such matter, including attorneys' fees and expenses. At the Indemnifying Party's reasonable request, the Indemnified Party will cooperate with the Indemnifying Party in the preparation of any such defense, and the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred in connection with such request. Within 30 days after any notice to the Indemnifying Party that a third party claim has been settled or final judgment in respect of such claim has been issued, the Indemnifying Party shall deliver cash payment to the Indemnified Party in the amount set forth in such notice.

          (ii) The Indemnified Party will give reasonably prompt notice to the Indemnifying Party of the incurrence of any Loss that does not result from a third party claim. Any such notice will describe the claim of Loss in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party as a result. Within 30 days of the notice of such claim, the Indemnifying Party shall deliver cash payment to the Indemnified Party in the amount set forth in such notice, unless the procedures for arbitration set forth in paragraph 7(h)(iii) below are elected within such 30 day period.

          (iii) If the Indemnifying Party disagrees as to the amount of any Loss that arises out of a direct claim made pursuant to paragraph 7(h)(ii) above, at the request of the Indemnifying Party the matter shall be settled exclusively by arbitration held in such place as is determined by the arbitrators, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be heard before one arbitrator, experienced in the matters at issue, to be selected by the Indemnified Party and the Indemnifying Party. The arbitrator shall apply the law of the State of Illinois applicable to contracts made and to be performed entirely in such state (without giving regard to the conflicts of law provisions thereof) in resolving such dispute. The arbitrator shall not have power or authority to alter, modify, amend, add to or subtract from any term or provision of this Agreement, nor to grant injunctive relief of any nature. In all other respects, the Commercial Arbitration Rules of the American Arbitration Association shall govern the arbitration. The parties agree that the decision of the arbitrator pursuant to this paragraph 7(h)(iii) shall be final and nonappealable and may be enforced by the Indemnifying Party or the Indemnified Party in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. Any amount awarded by the arbitrator pursuant to this paragraph 7(h)(iii) shall be paid promptly to the appropriate party by wire transfer to an account designated by such party. The expenses of such arbitration will be borne by the non-prevailing party.

8.   DEFINITIONS. The following terms shall have the following meanings for
     -----------
purposes of this Agreement:

     "Affiliate" of any particular person or entity means any other person or entity controlling, controlled by or under common control with such particular person or entity. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by agreement or otherwise.

     "Assumed Liability" means any liability or obligation of the Company that relates to:

          (i) the lease for real estate located in Charlotte, N.C. constituting the Company's former headquarters on the terms existing as of the Closing Date;

          (ii) the lease for real estate located in Atlanta, GA constituting the Company's current headquarters on the terms existing as of the Closing Date beginning on the date that the Company vacates such real estate;

          (iii) the payment due in May 1998 to certain employees of the Company pursuant to the collective bargaining agreements listed in section 2(m) of the Disclosure Schedule;

          (iv) an amount not to exceed $20,000 in any month under the agreements listed on section 2(m)(vi) of the Disclosure Schedule on the terms existing as of the Closing Date; and

          (v) any Loss associated with the termination by Seller of the employment of the Company's President.

     "Benefit Plans" means any (A) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (B) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (C) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any multiemployer plan), or (D) Employee Welfare Benefit Plan.

     "Capital Expenditures" means the aggregate of all expenditures (whether in cash or accrued as liabilities) by Buyer and its consolidated subsidiaries that, in conformity with GAAP, are included or required to be included in the property, plant or equipment or capitalized software account reflected in the consolidated balance sheet of Buyer and its consolidated subsidiaries.

     "Casualty Claim" means any claim, action, suit or other proceeding asserted against the Company with respect to events, circumstances or activities occurring prior to the Closing Date (i) for worker's compensation, (ii) arising out of or relating to the use of motor vehicles in connection with or related to its business or operations, or (iii) arising out of or relating to acts or omissions of the Company's drivers, courier guards or their supervisors relating to their employment, in each case that is an act or omission that otherwise is of a type generally covered under typical general liability insurance policies.

     "Closing" has the meaning specified in paragraph 1(e).

     "Closing Balance Sheet" has the meaning specified in paragraph 1(c).

     "Closing Date" has the meaning specified in paragraph 1(e).

     "Closing Receivables" has the meaning specified in paragraph 4(s).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means Pony Express Delivery Services, Inc., a Delaware corporation.

     "Debt" means, with respect to any Person, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, but excluding trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person under any capital lease of real or personal property that in accordance with GAAP has been recorded as a capitalized lease obligation and (v) all indebtedness of another Person guaranteed directly or indirectly in any manner by such Person, provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or any obligation or liability of such Person in respect of leasehold interests assigned by such Person to any other Person.

     "EBITDA" means the sum, without duplication, of (i) the net income (or loss) of Buyer and its consolidated subsidiaries as determined in accordance with GAAP, (ii) provisions for taxes based on income, (iii) Interest Expense,
(iv) to the extent that net income has been reduced thereby, amortization expense, depreciation expense and other non-cash expenses.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Environmental Law" means any federal, state or local law, legislation, ordinance, rule, code, common law, license, permit, authorization, judicial or administrative decision, order, injunction or agreement between the Company and any Governmental Authority, (a) relating to the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term includes the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA"). The Clean Water Act, (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601 et seq.), Federal Insecticide Fungicide Rodenticide Act (7 U.S.C. Section 136 et seq.), Occupational Safety and Health Act (29 U.S.C.
Section 651 et seq.), and all applicable judicial, administrative, and regulatory decrees, judgments, orders and regulations.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Expiration Date" has the meaning specified in paragraph 4(o).

     "Financial Statement" has the meaning specified in paragraph 2(f).

     "GAAP" means generally accepted United States accounting principles, consistently applied.

     "Governmental Authority" means any federal, territorial, state or local governmental authority, supra-governmental authority, instrumentality, court, governmental or self-regulatory organization, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing whether within or outside the United States.

     "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, under any Environmental Law applicable in the jurisdiction in which the substance is present. Hazardous Substance includes any toxic waste, "pollutant or contaminant," toxic substance, "hazardous waste," "solid waste," special waste, "hazardous substance" or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

     "Indemnified Liability" means any liability or obligation of the Company that relates to any period prior to the Closing, whether known (including items listed on the Disclosure Schedule) or unknown, fixed or contingent, other than:

     (i) accounts payable and accrued expenses that were accrued as current liabilities on the Closing Balance Sheet;

     (ii) obligations to furnish services after the Closing under sales contracts and customer orders;

     (iii) obligations to pay for goods and services that will be furnished to the Company after the Closing that arose out of transactions in the ordinary course of business of the Company; and

     (iv) obligations to be performed after the Closing under leases, licenses and agreements existing as of the Closing arising from the operation of the business of the Company in the ordinary course.

     "Interest Expense" means for any period the total interest expense with respect to all Debt for such period on a consolidated basis determined in accordance with GAAP.

     "Knowledge" means actual knowledge after reasonable investigation of facts, circumstances, practices, actions or transactions of the executive officers of Seller and the Company.

     "Law" means any law, statute, regulation, ordinance, order, decree or judgment imposed by any Governmental Authority.

     "Loss" means any loss, liability, damage, claim or expense (including reasonable legal fees, expenses and costs).

     "Material Adverse Effect" means a material adverse effect on the assets, business, financial condition or results of operations of the Company, taken as a whole.

     "Net Working Capital" means (i) the sum of cash, cash equivalents, accounts receivable, prepaid expenses and other current assets, less (ii) outstanding checks, accounts and notes payable, accrued expenses and accrued Taxes payable (other than for income Taxes).

     "Person" means any individual, corporation, partnership, limited partnership, trust, association or other entity.

     "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien, other than (i) mechanic's and similar liens,
(ii) liens for Taxes not yet due and payable, (iii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (iv) liens on goods in transit incurred pursuant to documentary letters of credit, (v) purchase money liens and liens securing rental payments under capital lease arrangements and (vi) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

     "Seller's Group" means for the purposes only of matters relating to Taxes any "affiliated group" (as defined in Section 1504(a) of the Code without the limitations contained in Section 1504(b) of the Code) that includes the Seller or any predecessor of or successor to Seller (or another such predecessor or successor).

     "Seller Plan" means the Borg-Warner Security Corporation Retirement Plan.

     "Senior Debt" means the principal of (and premium, if any, on) and interest on and other amounts de on or in connection with any Debt of Buyer, whether outstanding on the date hereof or hereafter created, incurred or assumed unless, in the case of any particular Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Debt shall not be senior in right of payment to the Convertible Note. Senior Debt shall not include (i) Debt evidenced by the Buyer Note or the Convertible Note, (ii) Debt of Buyer that by operation of law is subordinate to any general unsecured obligations of Buyer, (iii) Debt of Buyer to any of its subsidiaries,
(iv) to the extent it might constitute Debt, any liability for federal, foreign, state or local taxes owed or owing by Buyer and (v) to the extent it might constitute Debt, trade account payables owed or owing by Buyer.

     "Shares" means all of the issued and outstanding shares of capital stock of the Company.

     "Subsidiary"means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax Claim" has the meaning specified in paragraph 4(h)(iii).

     "Tax" means any tax, charge, fee, duty, levy or other assessment, including any income, gross receipts, net proceeds, ad valorem, turnover, stamp, lease, fuel, interest equalization, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalty or addition thereto, whether disputed or not, imposed by any government of the United States or any foreign country, or any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or quasi-governmental agencies.

     "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

9.   MISCELLANEOUS.
     -------------

     (a) EXPENSES. Each party agrees that unless otherwise expressly provided herein, it shall be responsible for its own costs and expenses, including all legal, consulting, financial services and accounting costs and expenses; provided, however, that Buyer shall pay all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees imposed by any Governmental Authority in connection with this Agreement.

     (b) NOTICES. All notices and other communications by either party will be in writing to the other party and will be deemed duly given when delivered by United States certified mail or by Airborne Express, Federal Express or other reliable courier service or by telecopy addressed as follows:

     if to Seller, to:                       if to Buyer, to:

     200 South Michigan Avenue               Mustang Holdings, Inc.
     Chicago, Illinois 60604                 4200 Somerset, Suite 209
     Attention: Chief Financial Officer      Prairie Village, KS 66208
     Facsimile No.: 312/322-8629             Facsimile No.: 913/385-5577

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

     (c) ASSIGNMENT. Neither party shall assign this Agreement or any part hereof without the written consent of the other party. Except as otherwise provided, this Agreement will bind and inure to the benefit of the parties and their respective successors and assigns.

     (d) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (e) COUNTERPARTS. This Agreement may be executed in counterparts, and any number of counterparts signed in the aggregate by the parties will constitute a single, original instrument.

     (f) DISCLOSURE SCHEDULE. Neither the specification of any dollar amount in or relating to any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. Disclosure of any fact or item in any part of the Disclosure Schedule shall, should the existence of the fact or item or its contents be relevant to any other part of the Disclosure Schedule, be deemed to be disclosed with respect to that other part of the Disclosure Schedule, whether or not an explicit reference appears.

     (g) ENTIRE AGREEMENT. Except for the Confidentiality Agreement, dated November 24, 1997 (the "Confidentiality Agreement"), between Seller and Buyer, which Confidentiality Agreement shall remain in full force and effect pursuant to the respective terms of such agreement, this Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings and agreements between the parties relating to its subject matter. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

     (h) CHOICE OF LAW. This Agreement will be governed by and construed in accordance with the internal law (and not the law of conflicts) of the State of Illinois.

     (i) CONSTRUCTION. No party or parties will be deemed the drafter of this Agreement and if this Agreement is construed by a court of law, such court will not construe this Agreement or any provision against any party as its drafter. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The descriptive headings of the sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Where appropriate in the context the singular will be deemed to include the plural, the plural to include the singular, the masculine or neuter genders shall include all genders and the past, present and future tenses to include the others. The word "including" shall mean including without limitation. The terms "material," "materiality" and like terms when used with respect to the Company shall be interpreted in the context of the assets, business, financial position or results of operations of the Company, taken as a whole.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


SELLER:

BORG-WARNER SECURITY CORPORATION

     /s/ Brian S. Cooper

By: _______________________________

Name Printed: Brian S. Cooper

Title: Treasurer


BUYER:


MUSTANG HOLDINGS, INC.

         /s/ Terry Matlack

By:_______________________________

Name Printed:Terry Matlack

Title: President